SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 7, 2008

TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Span-America Medical Systems, Inc. (the “Company”) will be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on February 7, 2008, at 9:00 a.m., for the purpose of considering and acting upon the following matters:

1)	the election of three directors; and

2)	the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on December 17, 2007 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AND REQUESTS SUCH RETURN.

By Order of the Board of Directors,

/s/ Richard C. Coggins
Richard C. Coggins
Secretary

January 9, 2008
Greenville, South Carolina

Please Return the Enclosed Proxy Immediately

Span-America Medical Systems, Inc.
Proxy Statement
Annual Meeting of Shareholders
February 7, 2008

Table of Contents
Notice of Annual Meeting of Shareholders	Cover

Proposals to be Voted Upon	2
Election of Directors	2

Corporate Governance	6
Director Independence	6
Meetings and Committees of the Board of Directors	6
Director Nominating Process	7
Director Compensation	9
Compensation Committee Interlocks and Insider Participation	9
Communications Between Shareholders and Board of Directors	9
Attendance at the Annual Meeting of Shareholders	10
Code of Business Conduct and Ethics	10
Website Access to Corporate Governance Documents	10
Audit Committee Report	10
Appointment of Independent Auditors	11

Executive Officers	12

Compensation of Executive Officers	13
Compensation Discussion and Analysis	13
Compensation Committee Report	20
Summary Compensation Table for Fiscal Year 2007	20
Grants of Plan-Based Awards	22
Outstanding Equity Awards at September 29, 2007	23
Option Exercises and Stock Vested in Fiscal Year 2007	24
Potential Payments Upon Termination or Change in Control	24

Equity Compensation Plans	26

Security Ownership of Certain Beneficial Owners and Management	26

Section 16(a) Beneficial Ownership Reporting Compliance	29

Certain Relationships and Related Transactions	29

Additional Information	29

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SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231
(864) 288-8877

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
February 7, 2008

Solicitation of Proxies

This Notice of Annual Meeting, Proxy Statement and Proxy (these “Proxy Materials”) are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Span-America Medical Systems, Inc. (the “Company”), to be voted at the annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. on February 7, 2008 at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina. The approximate mailing date of these Proxy Materials is January 11, 2008.

Voting at the Annual Meeting

Shareholders of record at the close of business on December 17, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 2,770,444 shares of the Company’s no par value common stock (the “Common Stock”). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held on the Record Date on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted (i) FOR the election to the Board of Directors of the nominees described herein and (ii) in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment thereof.

Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company’s transfer agent. The inspectors will not be directors or nominees for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and vote with fairness to all shareholders. Directors are elected by a plurality of votes. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting. Abstentions and broker non-votes will have no effect on the election of directors.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606-5231, Attention: Secretary.

PROPOSALS TO BE VOTED UPON

ELECTION OF DIRECTORS

The number of the Company’s directors is currently set at nine persons in accordance with the Company’s Articles of Incorporation. As provided in the Company’s Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve three-year terms. Accordingly, as set forth below, management has nominated Richard C. Coggins, Thomas F. Grady, Jr. and Dan R. Lee to serve as directors for terms that will expire at the earlier of the 2011 annual meeting of shareholders or when their successors are duly elected.

Unless authority to vote with respect to the election of one or more nominees is “WITHHELD,” it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below. All nominees are United States citizens. In the event that any of the nominees for director should become unavailable to serve as director, which is not anticipated, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors, nominees and executive officers of the Company.

Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.

Information Regarding Nominees for Director and Current Directors

The following table sets forth the names and ages of the three nominees for director and the directors who are continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company. The Board of Directors unanimously recommends a vote FOR election of the three nominees for director with terms expiring in 2011 listed below.

Name	Age	Position or Office with the Company	Director Since

Nominees for Director with Terms Expiring in 2011

Richard C. Coggins	50	Director, Chief Financial Officer,	1993
		VP - Finance and Secretary
Thomas F. Grady, Jr. *	65	Director	1975
Dan R. Lee *	60	Nominee	n/a

Name	Age	Position or Office with the Company	Director Since

Continuing Directors with Terms Expiring in 2009

Guy R. Guarch *	67	Director	2003
Thomas D. Henrion *	65	Director	1996
Linda D. Norman *	60	Director	2006

Continuing Directors with Terms Expiring in 2010

Robert H. Dick *	64	Director	1999
James D. Ferguson	50	Director, President and	1998
		Chief Executive Officer
Robert B. Johnston *	42	Director	2004

*
Directors whom the Board has determined are “independent directors” within the meaning of the listing standards of the National Association of Securities Dealers (the “NASD”). A majority of the directors are “independent directors.”

Business Experience of Nominees and Directors

Mr. Coggins joined the Company as Controller in 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990. He currently serves as the Company’s Chief Financial Officer, Vice President - Finance and Secretary. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director.

Mr. Grady joined Federal Paper Board Company, Inc. (“Federal”) in 1971, serving in various sales and marketing management positions. He served as Vice President of Sales for Federal from 1990 to 1996, when Federal was acquired by International Paper Company. Prior to the acquisition, Federal was a manufacturer and supplier of paper, packaging and wood products, which is the current business of International Paper. Following the acquisition, Mr. Grady served as Vice President of Sales with International Paper from 1996 until September 2000, when he retired.

Mr. Lee has been President and Chief Executive Officer of Microtek Medical Holdings, Inc. (“Microtek”) since December 2000 and Chairman of the Board since May 2002. Microtek specializes in the design, manufacture and marketing of infection and fluid control products. In November 2007, Microtek was acquired by Ecolab Inc. (NYSE:ECL). Microtek was named “Isolyser Company, Inc.” until 2002. From 1998 to 2000, Mr. Lee held the office of President of Microtek Medical, Inc., an operating subsidiary of Microtek. From 1996 to 1997, Mr. Lee served as Chief Financial Officer, Chief Operating Officer and Director of Microtek. From 1986 to 1996, Mr. Lee served as Chief Operating Officer and Chief Financial Officer of Microtek Medical, Inc. prior to its acquisition by Microtek in 1996. Prior to his corporate positions, Mr. Lee was a partner for eight years with the CPA firm of Gallant, King & Lee, and he worked as an auditor for KPMG for five years after graduating with a Bachelor of Science degree in Accounting from Mississippi State University. Mr. Lee became a Certified Public Accountant in 1975. Mr. Lee is also a director of Cadence Financial Corporation (Nasdaq:CADE), a financial services corporation, and he serves on the Audit and Compensation committees of that corporation’s board of directors.

Mr. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 32 years in various sales, marketing, and management roles. Bard is a leading developer, manufacturer and marketer of health care products used for vascular, urological and oncological diagnosis and intervention. From 1993 to 2001, Mr. Guarch served as Regional Vice President - Corporate Account Management for Bard’s Southeast Region. He worked as President of Bard Venture Division in Boston, MA from 1991 to 1993. From 1988 to 1991, Mr. Guarch worked in London, England, as Vice President - Sales for the Bard Europe Division and Managing Director of Bard LTD, UK. Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, MA, which focused on the design, manufacture and sale of cardiac catheters, urological catheters and artificial arteries. Mr. Guarch also serves as director of Synergetics USA, Inc. (Nasdaq:SURG). Synergetics designs, manufactures and markets instruments and equipment for ophthalmic, ENT and neuro surgery.

Mr. Henrion is President and owner of Silver Thread Farms, LLC, a thoroughbred breeding and racing farm in La Grange, Kentucky. Prior to his involvement with Silver Thread Farms, Mr. Henrion was Executive-in-Residence at b-Catalyst, Inc. from April of 2001 to May 2002. b-Catalyst is a venture capital firm in Louisville, Kentucky, which specializes in providing financing and infrastructure support for start-up companies. From 1999 until March 2001, Mr. Henrion served as President of EquiSource, LLC. EquiSource provided group purchasing and e-commerce services to the equine industry in the United States. The company was purchased by the National Thoroughbred Racing Association in 2001 and was moved to Lexington, Kentucky. Mr. Henrion also served as a consultant to Unified Foodservice Purchasing Co-op, LLC from March 1999 to March 2001. From 1980 to 1999, Mr. Henrion was President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. ("FSPC") in Louisville, Kentucky. FSPC provided equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut. In March 1999, FSPC merged with the purchasing organization of Tricon Global Restaurants, Inc. to form Unified Foodservice Purchasing Co-op. Mr. Henrion also serves as a director for Brinly-Hardy Company, Inc.

Dr. Norman has been in the field of nursing and nursing education since beginning her career in 1969. She is currently Senior Associate Dean for Academics at the Vanderbilt University School of Nursing in Nashville, Tennessee, where she has been employed since 1991. Dr. Norman has held her current position since 2000. From 1991 to 2000, while at Vanderbilt, she served as Assistant Dean for Administration and Associate Dean of the nursing school. Prior to joining Vanderbilt, Dr. Norman held various Director, Department Chair, Professor and Instructor positions at several nursing schools, including Aquinas College, East Tennessee State University and Virginia Highlands Community College. Dr. Norman is the co-author of 24 articles in professional publications, including the Journal of Nursing Administration, Nursing Economic$ and the Journal of Professional Nursing. She is also the author or co-author of chapters or books on various nursing and patient care topics in nine books published from 1990 through 2005. She is an accomplished speaker and has delivered numerous speeches and presentations at professional conferences throughout the United States, Europe, Japan and Taiwan. She has also served in a number of consulting engagements for national and international organizations on various nursing issues.

Mr. Dick has served as President of R. H. Dick & Company, an investment banking and management consulting firm, since 1998, and has served on the board of Synergetics USA, Inc. (Nasdaq:SURG) since 1997 where he is chairman of the compensation committee, a member of the audit committee, and a member of the corporate governance committee.  Synergetics designs, manufactures and markets instruments and equipment for ophthalmic, ENT and neuro surgery.  From 1996 to 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middlebury, Virginia.  From 1994 to 1996, Mr. Dick served as interim President, CEO, and CFO for two of Boles’ clients.  From 1982 until retirement in 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products.  Mr. Dick's positions with Codman included, Director, Vice President - New Business Development, Vice President - U. S. Sales and Marketing, and Vice President - International.  From 1978 to 1982, Mr. Dick was President and CEO of Applied Fiberoptics, Inc., which designed, manufactured and marketed fiber optic products for medical and defense applications, and stereo surgical microscopes for microsurgery.  From 1969 to 1978, Mr. Dick held various sales, marketing and general management positions with the USCI division of C. R. Bard.

Mr. Ferguson joined the Company as Materials Manager in 1990. He was promoted to Plant Manager of the Company’s contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995. Mr. Ferguson was named President and Chief Executive Officer of the Company in 1996. From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing.

Mr. Johnston was named President of The Hudson’s Bay Company (“HBC”) in August 2007. HBC is Canada’s largest diversified general merchandise retailer, operating in department store, mass merchandise, specialty and discount formats. HBC operates more than 580 retail locations and has nearly 70,000 associates located in every province in Canada. Mr. Johnston also serves as Vice President of Strategic Planning for The InterTech Group, Inc., in North Charleston, South Carolina. InterTech is a holding company and operator of a diverse, global group of companies with primary emphasis in the technology-driven manufacturing sector. The InterTech Group is controlled by Mr. Jerry Zucker, the owner of approximately 8.2% of Span-America’s common stock. Mr. Johnston joined InterTech in 1998 as its Manager of Investor Relations. He has since held a number of positions of increasing responsibility with InterTech and its affiliates, rising to his current position as Vice President of Strategic Planning. Prior to joining InterTech, he was Senior Strategic Planner for Dominion Textile, Inc. in Montreal, Canada. Dominion Textile was a global manufacturer and marketer of textile products. Mr. Johnston holds an MBA degree from the John Molson School of Business at Concordia University in Montreal as well as a Master’s degree in Public Policy and Public Administration from Concordia University. Mr. Johnston has extensive experience in mergers, acquisitions, and corporate finance. He currently serves as a director of Circa Enterprises (TSX:CTO), The Hudson’s Bay Company and Canada’s National History Society as well as a number of closely held companies.

Mr. Johnston was nominated by the Company for election as a director at the Company’s 2004 annual meeting of shareholders pursuant to an agreement dated December 17, 2003 between Mr. Zucker, Mr. Johnston and the Company. Until this agreement terminates, it requires Mr. Zucker and Mr. Johnston not to, directly or indirectly (a) commence or engage in a tender offer for the Company’s stock, (b) make or participate in a solicitation of proxies to vote any shares of the Company’s stock or (c) take certain other actions that could affect control of the Company. The agreement will terminate thirty days after Mr. Johnston’s resignation from the Board. The text of this agreement was filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended September 27, 2003 and is incorporated herein by reference, and the foregoing summary is qualified in its entirety by the full text of the agreement.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

A Director is independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a director. Our Board makes this determination in accordance with the standards set forth in the listing standards of the NASDAQ and SEC rules. The Board of Directors has affirmatively determined that the following Directors and nominee are independent within the meaning of SEC rules and the listing standards of the NASDAQ, and that none of these Directors or the nominee has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company).

Robert H. Dick	Robert B. Johnston
Thomas F. Grady, Jr.	Dan R. Lee (nominee)
Guy R. Guarch	Linda D. Norman
Thomas D. Henrion	Peter S. Nyberg

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the 2007 fiscal year, the Board of Directors held six meetings. All directors attended all of the board meetings and meetings of committees on which such director served. The Board has standing Audit, Compensation and Nominating Committees. The charters for these Committees are posted on the Company’s web site at www.spanamerica.com (select “Company” then “Investor Relations” and then the desired committee charter).

Audit Committee. The Audit Committee was comprised in fiscal year 2007 of Messrs. Dick, Grady, and Nyberg, all of whom are independent within the meaning of NASD listing standards and Rule 10A-3(b) under the Securities Exchange Act of 1934. The Board expects to appoint a replacement for Mr. Nyberg at the annual Board meeting immediately following the Annual Meeting of shareholders who will also meet these independence requirements. The Board has determined that Mr. Dick is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.  The Audit Committee met four times during fiscal 2007. The Audit Committee was established by the Board for the purposes of overseeing the Company’s accounting and financial reporting processes, overseeing the audits of the Company’s financial statements, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public and reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics. Its primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company’s financial reporting process, audits of the Company’s financial statements, and the Company’s internal control system and (ii) appoint from time to time, evaluate, and, when appropriate, replace the registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, determine the compensation of such “outside auditors” and the other terms of their engagement, and oversee the work of the outside auditors. The Company’s outside auditors report directly to the Audit Committee. The Audit Committee is also charged with establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee is comprised of Messrs. Grady, Henrion, and Johnston, all of whom are independent within the meaning of the NASD listing standards. The Compensation Committee met two times during the 2007 fiscal year. The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation. Its primary duties and responsibilities are to: (i) oversee the development and implementation of the compensation policies, strategies, plans, and programs for the Company’s executive officers and outside directors; (ii) review and determine the compensation of the executive officers of the Company; and (iii) oversee the selection and performance of the Company’s executive officers and succession planning for key members of the Company’s management. The Compensation Committee’s report is included below under “Compensation of Executive Officers.”

Nominating Committee. The Nominating Committee is comprised of Messrs. Dick, Guarch, and Henrion and Dr. Norman, all of whom are independent within the meaning of the NASD listing standards. The Nominating Committee met two times during the 2007 fiscal year. The primary function of the Nominating Committee is to assist the Board in fulfilling its responsibilities with respect to Board and committee membership and shareholder proposals. Its primary duties and responsibilities are to: (i) establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board; and (ii) make recommendations regarding proposals and nominees for director submitted by shareholders of the Company.

DIRECTOR NOMINATING PROCESS

The Nominating Committee (described above) will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board of Directors must send a written notice by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com that sets forth (i) the name of each person whom the shareholder recommends be considered as a nominee; (ii) a business address and telephone number for each nominee (an e-mail address may also be included); and (iii) biographical information regarding such person, including the person’s employment and other relevant experience. Shareholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting (no later than September 11, 2008 with respect to recommendations for nominees to be considered at the 2009 Annual Meeting of Shareholders). Shareholders may also make their own nominations directly (as opposed to recommending candidates for the Company to nominate) as described below under the heading “Shareholder Proposals.”

The Company’s Nominating Committee believes that a nominee recommended for a position on the Company’s Board of Directors must meet the following minimum qualifications:

•
he or she must be over 21 years of age and under 72 years of age at the time of election (the Company’s bylaws provide that no person shall be elected to serve as a director for a term that will commence after such person’s 72nd birthday);

•	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

•	he or she must be able to read and understand basic financial statements;

•	he or she must possess integrity and have high moral character;

•	he or she must be willing to apply sound, independent business judgment; and

•	he or she must have sufficient time to devote to the Company.

In addition, the Nominating Committee believes that at least one of the Company’s directors serving on the Company’s audit committee possess such qualities and skills as are necessary for him or her to qualify as an audit committee financial expert, as defined in SEC rules and regulations.

The Nominating Committee identifies potential nominees for director, other than potential nominees who are current directors whose terms of office are expiring and who are standing for reelection, through business and other contacts. The Nominating Committee may in the future choose to retain a professional search firm to identify potential nominees for director. In addition, the Nominating Committee will consider potential nominees who are recommended by shareholders.

The Company’s Nominating Committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

•
whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

•	whether the potential nominee is highly accomplished in his or her respective field;

•
in light of the relationship of the Company’s business to the medical science field, whether the potential nominee has received any awards or honors in the fields of medicine or the biological sciences and whether he or she is recognized as a leader in medicine or the biological sciences;

•
whether the addition of the potential nominee to the Board of Directors would assist the Board of Directors in achieving a mix of Board members that represents a diversity of background and experience, including diversity with respect to age, gender, national origin, race, and competencies;

•	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

•
whether the potential nominee is independent, as defined by NASD listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders, and whether he or she is willing and able to represent the interests of all shareholders of the Company;

•	whether the potential nominee is financially sophisticated, as defined by NASD listing standards, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company’s business.

In addition, with respect to an incumbent director whom the Nominating Committee is considering as a potential nominee for re-election, the Company’s Nominating Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the Nominating Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a shareholder or the Company.

Messrs. Coggins and Grady, nominees for director at the 2008 Annual Meeting of Shareholders, are current directors standing for re-election. Mr. Lee was recommended to the board of directors by Robert H. Dick.

The Company did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2008 Annual Meeting of Shareholders. The Company did not receive, by September 4, 2007 (the 120th calendar day before the first anniversary of the date of the proxy statement for the Company’s 2007 annual meeting of shareholders), any recommended nominee from a shareholder who beneficially owns more than 5% of the Company’s stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Company’s stock.

DIRECTOR COMPENSATION

The table below sets forth the compensation paid to the Company’s non-employee directors in fiscal year 2007.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert H. Dick	$9,500	$23,310	$32,810
Thomas F. Grady, Jr.	9,500	15,540	25,040
Guy R. Guarch	6,500	15,540	22,040
Thomas D. Henrion	8,000	31,080	39,080
Robert B. Johnston	7,500	15,540	23,040
Linda D. Norman	6,500	15,540	22,040
Peter S. Nyberg	8,000	15,540	23,540

(1)	Based on the $15.54 per share fair market value on February 16, 2007 when the stock compensation was issued.

Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of unregistered Common Stock plus a per diem fee of $1,000 for each Board meeting and committee meeting attended. In addition, each non-officer director receives a fee of $500 for participating in Board or committee meetings held by telephone conference call. The Chairman of the Board receives an additional 1,000 shares of unregistered Common Stock per year (for a total of 2,000 shares) plus the same per diem and conference call fees described above. The Chairman of the Audit Committee receives an additional 500 shares of unregistered Common Stock per year (for a total of 1,500 shares) plus the same per diem and conference call fees described above. Stock compensation is issued to directors in accordance with the 2005 Non-Employee Director Stock Plan approved by the Company’s shareholders at the 2005 annual meeting. Directors who are also employees of the Company do not receive compensation for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board is comprised of Thomas F. Grady, Jr., Thomas D. Henrion and Robert B. Johnston. The Company is not aware of any compensation committee interlocks or insider participation in the Compensation Committee.

COMMUNICATIONS BETWEEN SHAREHOLDERS AND BOARD OF DIRECTORS

The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com. Such communications will be reviewed by our Secretary, who shall remove communications relating to solicitations, junk mail, customer service concerns and the like. All other shareholder communications shall be promptly forwarded to the applicable member(s) of our board of directors or to the entire board of directors, as requested in the shareholder communication.

ATTENDANCE AT THE ANNUAL MEETING OF SHAREHOLDERS

It is the Company’s policy that all of the Company’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2007 Annual Meeting of Shareholders and all of the other directors attended the 2007 Annual Meeting of Shareholders, and the Company expects all nominees and directors to attend the 2008 Annual Meeting of Shareholders.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including but not limited to the Company’s chief executive officer, principal financial and accounting officer and controller. Any amendments or waivers to provisions applicable to our chief executive officer, principal financial and accounting officer or controller will be posted on the Company’s web site.

WEBSITE ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

The Company’s Code of Conduct and Audit, Compensation and Nominating Committee Charters are posted on the Company’s web site at www.spanamerica.com (Select “Company” then “Investor Relations”).

AUDIT COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Audit Committee Report.

The Committee is comprised of three non-employee directors, all of whom are independent as defined in the current NASD listing standards and as required by SEC Rule 10A-3 promulgated under the Exchange Act. The Board has determined that Audit Committee Chairman Robert H. Dick is an audit committee financial expert with respect to the Company as defined by SEC regulations.

In carrying out its responsibilities, the Committee has done the following:

•
Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 with the Company’s management and independent auditors.

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

•
Received from the independent auditors written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence from the Company and its management.

Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 be included therein, for filing with the Securities and Exchange Commission.

All members of the 2007 Audit Committee concur in this report.

Robert H. Dick (Chairman)
Thomas F. Grady, Jr.
Peter S. Nyberg

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Elliott Davis, LLC as the independent registered public accountants for the Company for its 2008 fiscal year. Representatives of Elliott Davis, LLC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Elliott Davis, LLC became the Company’s independent auditors and tax advisors in fiscal year 2000. Neither the firm nor any of its members has any relation with the Company except in the firm’s capacity as auditors and tax advisors.

Audit Fees

The table below and the accompanying footnotes set forth the fees paid by the Company to its independent auditors Elliott Davis, LLC for the periods and in the categories indicated.

Description	Fiscal 2007		Fiscal 2006

Audit fees	$60,800		$54,900
Audit related fees	7,500	(1)	7,000	(1)
Tax fees	9,900	(2)	12,400	(2)
All other fees	800	(3)	6,500	(3)
Total fees for all services	$79,000		$80,800

(1)	Audit related fees consist of fees paid for the audit of the Company’s 401(k) plan.

(2)	Tax fees consist of fees paid for preparation of the Company’s federal and state income tax returns and assistance with an examination by the IRS.

(3)	All other fees consist of fees paid for accounting and tax consultation regarding stock options in fiscal 2007 and a cost segregation study relating to building expansion depreciation in fiscal 2006.

The Audit Committee charter permits the committee to establish pre-approval policies and procedures to delegate authority to engage the independent auditors within certain parameters prescribed by the committee; however, the committee has not chosen to adopt any such policies and procedures and instead has itself approved all services of Elliott Davis, LLC prior to the beginning of each engagement.

EXECUTIVE OFFICERS

The following table sets forth all of the current executive officers of the Company and their respective ages, company positions and offices, and periods during which they have served in such positions and offices. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

			Company
Name	Age	Company Offices Currently Held	Officer Since

James D. Ferguson	50	President and Chief Executive Officer	1995

Robert E. Ackley	53	Vice President of Custom Products	1995

Richard C. Coggins	50	Vice President of Finance, Secretary and Chief Financial Officer	1987

Erick C. Herlong	37	Director of Operations	2001

James R. O’Reagan	55	Vice President of R&D and Engineering	2001

Clyde A. Shew	50	Vice President of Medical Sales and Marketing	1996

Marie Sitter	57	Director of Human Resources	2004

Wanda J. Totton	52	Vice President of Quality	1995

The Company’s executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Business Experience of Executive Officers

Mr. Ferguson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Ackley joined the Company as Materials Manager in 1987. He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, Vice President of Operations in 1998, and Vice President of Custom Products in 2000. Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet Company in Virginia.

Mr. Coggins’ business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Herlong joined Span-America in 1995 as Packaging Engineer. He became Production Manager in 1998 and Plant Manager in 2000. He was named Director of Operations in May 2001. Before joining Span-America, Mr. Herlong worked for Dixie-Narco, a division of Maytag Corporation, an appliance manufacturer, for two years in the positions of Technical Services Representative and Materials Management Specialist. Mr. Herlong graduated from Clemson University in 1993 with a B.S. degree in Packaging Science.

Mr. O’Reagan joined the Company in August 2001 as Vice President of R&D and Engineering. From 1982 until 2001, Mr. O’Reagan worked for C.B. Fleet Company in Lynchburg, Virginia. While at Fleet, he served in various positions including Director of Engineering, Director of Operations, Director of Global Operations Planning and Engineering, and Director of Latin America and Global Manufacturing Planning. Mr. O’Reagan holds B.S. and M.S. degrees in Mechanical Engineering from the University of Virginia.

Mr. Shew joined the Company as Director of Corporate Accounts in May 1996. He was promoted to Vice President of Medical Sales in October 1996 and Vice President of Medical Sales and Marketing in February 1998. From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina. His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States. Professional Medical Products was a manufacturer and distributor of various health care products.

Ms. Sitter joined Span-America in 2000 as Human Resources Manager. She was promoted to Director of Human Resources in 2004 and was made a member of the Company’s senior management team. Prior to joining the Company, Ms. Sitter was employed as Director of Human Resources for CDS Ensembles, a privately held manufacturer of bedding products, where she worked from 1993 to 2000.

Ms. Totton joined the Company in 1987 as Quality Control Manager. She became Production Manager of the Company’s contract packaging business unit in 1990. She was promoted to Director of Quality in 1995 and was named Director of Quality / R&D in 1998. Ms. Totton now serves as Vice President of Quality, following the addition of a full time Director of R&D and Engineering in August 2001.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions

The compensation of our executive officers is proposed by the Compensation Committee of our Board of Directors to the full Board and approved by resolution of the full Board. Thomas F. Grady, Jr., Thomas D. Henrion and Robert Johnston constituted the Compensation Committee in fiscal year 2007, and they continue to serve as the committee in fiscal year 2008. Each member of the Compensation Committee is a non-employee director determined by the Board to be independent within the meaning of NASD listing standards. As requested by the Compensation Committee, our chief executive officer, Mr. Ferguson, presents individual performance review summaries, proposed annual salary increases and option grant recommendations for the other executive officers to the members of the committee. The committee reviews the information and either approves the recommendation or makes changes at the committee’s discretion. The committee makes its own assessment of Mr. Ferguson based on the Company’s financial performance, his compensation compared to comparable CEOs, the components of his compensation and his total compensation level. The committee chairman then presents the committee’s recommendation to the full Board for discussion and approval.

Compensation Policies and Objectives

In general, the Compensation Committee and the Board has structured officer compensation so as to:

•	provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals;

•	reward above-average corporate performance;

•	recognize individual initiative, responsibility and achievements; and

•	assist the Company in attracting and retaining qualified executives.

The Compensation Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and shareholders’ interest in the enhancement of shareholder value.

The executive officers’ overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company’s performance warrants the compensation being paid. In determining the appropriate compensation, the Compensation Committee has utilized a combination of salary, cash bonuses, equity compensation and benefits. The committee has also attempted to maintain an appropriate relationship between the compensation among the executive officers and their relative levels of responsibility within the Company.

The Compensation Committee does not maintain formal, written executive compensation policies. The committee engaged a consultant in 2002 as described below under “Benchmarking” and has generally continued to follow guidance received in 2002 from that consultant. Except to the extent described under “Benchmarking” and “Base Salary” below, the committee has not relied on formulas or specific analysis in determining levels and mixes of compensation but rather has relied on its members’ subjective but reasonable, good faith judgment based on their years of experience both with the Company itself and with other companies they have been involved with in their professional careers. To some degree the structure of the Company’s executive compensation reflects long-standing historical tradition that the Compensation Committee and the Board believe, based on their professional experience, has served the Company well, so the Compensation Committee and the Board have not sought to revisit sound prior decisions. The discussions below under the headings “Incentive Compensation - Extraordinary Bonuses” and “Equity Compensation - No Equity Awards in Fiscal Year 2007” demonstrate how this subjective process resulted in specific compensation decisions in fiscal year 2007.

Benchmarking

In 2002, the Compensation Committee retained the human resources and compensation advisory firm Mercer, LLC (“Mercer”) to assist the committee in structuring the Company’s executive compensation policies and plans, focusing on total cash compensation (base salary plus annual incentives) and long-term incentives, including stock options and restricted stock awards. Mercer reviewed and confirmed the reasonableness of the Company’s salary administration system. Under this system, management assigns a particular job grade level to each Company employee, including the Named Officers, using a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content and level of responsibility. Management then assigns a salary range to each job grade level. Management used input from Mercer in assigning salary ranges in 2002, and at Mercer’s suggestion, has periodically updated them for changes in cost of living since then. The structure of the salary administration system is reviewed periodically and approved by the committee. Any material change in the Company’s salary administration system in between reviews must also be approved by the committee.

Mercer evaluated the base salary and incentive compensation of the Company’s executive officers and selected jobs from each job grade level by comparing Company information to published compensation survey data from companies in the non-durable goods manufacturing segment with annual revenues similar to those of the Company (approximately $35 million at the time of the study). The survey data included information on job duties, base salary and total cash compensation at the 25th, 50th and 75th percentiles, adjusted where appropriate for the geographic differential in Greenville, South Carolina. Mercer also compared the Company’s one and three-year financial performance to a different peer group of 12 publicly traded manufacturing companies identified by management and Mercer as being comparable to the Company. This analysis served as a basis to evaluate the correlation between Company performance and compensation. Mercer and the committee generally considered compensation to be within the market competitive range if total cash compensation was within 80-120% of the market 50th percentile.

Neither peer group used by Mercer for its analysis is the same as the peer group used in the Company’s Performance Graph included in Item 5 of the Company’s Annual Report on Form 10-K. For the Performance Graph, the Company has historically used a peer group consisting of publicly traded companies with the SIC code of 3842, which includes manufacturers of medical products and supplies. We chose not to design a custom peer group because there would be few if any directly comparable companies as we have separate competitors in the medical, consumer and industrial businesses and we are not aware of another single competitor with a similar mix of products or businesses. Several of our closest competitors in the medical and consumer businesses are privately held with no or limited data available. Other competitors are so much larger than the Company that we believe they are not comparable to us, particularly with regard to compensation. The SIC code 3842 peer group in the 2003 proxy statement contained 46 companies. Mercer selected peer groups from its own “off-the-shelf” data at the request of the Company rather than collecting new “custom-made” data for the SIC code 3842 group to reduce the expense of Mercer’s engagement. Mercer advised us that they selected their peer group companies by revenue size within the industry because executive market values are strongly correlated with company revenues.

Except to the extent incentive compensation is tied to the achievement of individual performance goals as described below, job grade level is the primary factor in determining the difference between the amounts of any particular component of compensation awarded to different executive officers.

Base Salary

Generally each year, our CEO, Mr. Ferguson and the Company’s human resources personnel determine a base salary increase level for an employee who is an average performer based primarily on the annual increase in the cost of living and also on Company performance based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. Individual employees are given higher or lower raises (or no raise for low-performers) based on individual performance and where their pre-raise salary is in the salary range for their job grade level under the salary administration system described above. Mr. Ferguson provides the Compensation Committee with his assessment of the performance of senior employees including the executive officers other than himself and his recommended raises. The Compensation Committee then considers and approves or alters Mr. Ferguson’s recommendations and makes its own recommendation to the full Board for approval. The Compensation Committee uses a similar process, but without any recommendation from Mr. Ferguson, for determining the raise for Mr. Ferguson it will recommend to the Board. Each executive officer’s base salary has been revised annually since 2002 on the anniversary date of his or her last performance review based generally on this procedure.

Incentive Compensation

The Management Bonus Plan. The Compensation Committee believes that a significant portion of the executive officers’ compensation should be based on individual and corporate performance. The principal means through which the Company ties compensation to performance is through the Company’s Management Bonus Plan (the “Bonus Plan”). Participants in the Bonus Plan include the Company’s executive officers and senior management, including all of the Named Officers. The Bonus Plan requires that, prior to the beginning of each fiscal year, the Board of Directors approve the Company’s operating plan, which contains financial projections for the coming year that provide a reasonable improvement over the prior year’s financial results and must be consistent with the Company’s long-term growth goals. Bonus payments are determined by a formula in the Bonus Plan based on the Company’s operating profit performance in relation to the operating plan, which is approved by the Compensation Committee and the Board prior to the beginning of the fiscal year.

Bonuses for each of the Named Officers and other Bonus Plan participants are based either entirely on overall Company operating profit performance or approximately 60% on overall Company operating profit performance and approximately 40% on the achievement of individual targets pertinent to the participant’s business unit or area of operations that were determined by the chief executive officer and reviewed by the Compensation Committee. The percentage of base salary each participant can earn is variable starting at 0% if Company operating profit performance is less than approximately 80% of target (and the participant achieves less than 80% of any applicable individual target). If the Company reaches 100% of its target operating profit performance (and the participant achieves 100% of any applicable individual goal), the bonus is approximately 25% of base salary. Bonuses can be higher if Company and any applicable individual performance exceed targets, and there is no cap on the amount of bonus that can be earned. Historically, the largest bonuses actually earned under the plan were approximately 63.4% of base salary and resulted from the Company achieving an operating profit in excess of 150% of that year’s target. Generally over the past several years, achieving 80% of the Company target requires a slight improvement in operating profit over the previous year’s performance; achieving 100% of the Company target generally requires a 15% to 20% increase in operating profit compared with the prior year, and achieving 150% of the Company target requires a 60% to 70% increase in operating profit compared with the previous year.

Under the new executive compensation disclosure rules promulgated by the SEC, awards and payments under the Bonus Plan are classified as “non-equity incentive plan” awards and compensation, respectively, rather than “bonuses” for purposes of disclosure in the management compensation tables below because there is substantial uncertainty over whether the Bonus Plan targets will be achieved when they are established and the targets are communicated to management after they are established.

The executive officers’ fiscal year 2007 bonuses under the Bonus Plan were based solely on the Company’s achievement of fiscal year 2007 operating profit targets. No individual targets were assigned.

Extraordinary Bonuses. The Compensation Committee and the Board reserve the right to award discretionary bonuses outside the ambit of the Bonus Plan either in addition to or in lieu of payments under the Bonus Plan and to adjust the targets or calculations in the Bonus Plan. Circumstances in which the committee or the Board would consider awarding such bonuses include but are not limited to situations in which the Company failed to meet targets under the Bonus Plan because of factors outside the control of the Company and management but in which the committee and the Board felt management nevertheless performed well in mitigating the adverse effects of such factors. If the committee and the Board award bonuses outside the ambit of the Bonus Plan, these bonuses usually qualify as true “bonuses” under the new SEC executive compensation disclosure regulations and are disclosed as bonuses in the management compensation tables below.

Fiscal Year 2007 Bonuses. In fiscal year 2007, the committee and Board determined not to deduct the safety catheter impairment charge from operating profit when calculating Bonus Plan bonuses because the committee and the Board believed that (i) the Company’s performance excluding the impairment charge was extraordinarily positive and the executive officers should be rewarded for it and (ii) most executive officers had no involvement with the safety catheter segment and thus had no control over its performance, and executive officers who were involved with the safety catheter segment also had other responsibilities within the Company and contributed to the Company’s excellent performance in fiscal year 2007. Under the SEC’s regulations, the portion of each payment that would have been received under the Bonus Plan without the adjustment for the impairment charge is shown as a “non-equity incentive plan” award or compensation, as applicable, in the pertinent table below, and the excess is shown as a “bonus.”

Equity Compensation

The Board and its Compensation Committee believe that it is in the best interest of the Company and its shareholders to provide equity-based compensation to the Company’s management, key employees and non-employee directors to (i) attract and retain the highest quality people for these positions, (ii) incentivize them to maximize shareholder value and (iii) better align their compensation with the interests of the Company’s shareholders. While the Board and the committee believe that it is generally in the best interest of the Company and its shareholders to increase management’s equity ownership, the Board and the committee have not set any minimum management stock ownership requirements or determined any target levels of management equity ownership and historically have not considered the existing level of management equity ownership in determining the size of new equity compensation awards.

The 1997 Stock Option Plan and Equity Compensation from 1987 to 2007. Historically, the Compensation Committee and the Board have used primarily stock options to provide equity compensation. Prior to fiscal year 2007, the Board awarded options to the Company’s management under the Company’s 1987 Option Plan, which expired in 1997, the Company’s 1991 Option Plan, which expired in 2001, and the Company’s 1997 Stock Option Plan, which expired on October 20, 2007. Generally, the Compensation Committee would ask Mr. Ferguson to propose option grants. The committee would consider and perhaps revise the grant proposal and then submit it to the full Board for approval.

The committee generally determined the number of options granted to a particular employee based primarily on the grantee’s individual performance and level of responsibility and secondarily on the Company’s performance relative to its operating and strategic plans. The committee generally did not use any specific metrics to measure overall Company performance in determining the numbers of options awarded but developed a general overall impression based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. The committee also took into consideration an employee’s total outstanding options, previous option exercise activity and total Company common stock ownership. Option awards were generally intended to reward prior performance but were awarded with exercise prices equal to the market value of the underlying stock on the date of grant to also incentivize management to increase the value of the Company’s stock in the future.

The table below under the heading “Outstanding Equity Awards at September 29, 2007” shows the remaining outstanding options awarded to the Named Officers under the 1991 Option Plan and 1997 Stock Option Plan. The last remaining options issued under the 1987 Option Plan expired or were exercised in fiscal year 2007.

The 2007 Equity Incentive Plan. Because of the pending expiration of the 1997 Stock Option Plan, the Board proposed the Company’s new 2007 Equity Incentive Plan (the “2007 Equity Plan”) at the 2007 Annual Meeting of Shareholders. The plan was approved by the Company’s shareholders at that meeting. Under the 2007 Equity Plan, the Compensation Committee has the discretion to grant restricted and non-restricted stock awards, restricted stock units, stock options and stock appreciation rights with respect to up to an aggregate of 250,000 shares of the Company’s Common Stock, of which not more than 75,000 shares may be issued pursuant to stock awards and restricted stock unit awards. Restricted stock units represent the right to receive a specified number of shares of Common Stock upon satisfaction of the vesting conditions applicable to the award. Stock appreciation rights or “SARs” generally represent the right to receive shares of Common Stock, cash or other property equal in value to the spread between the fair market value of the Common Stock on the date the SAR is exercised and the per share exercise price of the SAR multiplied by the number of shares of Common Stock subject to the SAR.

The 2000 Restricted Stock Plan. In order to encourage management employees to increase their ownership of the Company’s stock through their own investments, the Board adopted the Company’s 2000 Restricted Stock Plan. This plan provides that at the end of each year the Company will award to each plan participant a number of shares of restricted stock equal to half the number of shares of Company stock the participant himself purchased during the year (excluding shares received on exercise of options) up to a maximum annual award of 5% of each participant’s annual salary. The restricted shares in each award vest at a rate of 25% per year beginning with the end of the year in which the purchases giving rise to the award occurred. All of the Company’s executive officers are participants in the 2000 Restricted Stock Plan. The plan also permits the Compensation Committee to make additional restricted stock awards subject to such restrictions and conditions as the committee may establish; however, the committee has not made any such additional awards since the plan’s inception.

No Equity Awards in Fiscal Year 2007. The Compensation Committee did not recommend, and the Board did not award, any equity compensation to the Company’s executive officers in fiscal year 2007 other than matching awards pursuant to the 2000 Restricted Stock Plan as shown in the Summary Compensation Table below. The Compensation Committee and the Board consider equity compensation grants to be discretionary and do not automatically award equity compensation every year. The Compensation Committee does not have a formula for determining whether to award equity compensation or how much to award but does consider the Company’s overall performance and each potential grantee’s individual performance, components of compensation and total compensation level. For fiscal year 2007, the committee decided that (i) the cash bonuses under the Bonus Plan (determined by disregarding the effect of the safety catheter segment impairment charge on operating profit as described above) adequately rewarded management for the high performance of the medical and custom products segments in 2007 and (ii) awarding equity compensation in addition to such cash bonus was unwarranted given the performance of the safety catheter segment and the loss of the Hill-Rom private-label agreement described in the Company’s Annual Report on Form 10-K.

Adjustment or Recovery of Awards

The Compensation Committee and the Board have not adopted a formal or informal policy regarding the adjustment or recovery of awards in the event a restatement of the Company’s financial statements is required which would show financial results indicating that lesser bonuses, options or other incentive compensation should have been awarded with respect to the fiscal years subject to the restatement. We have not been required to restate any of our financial statements or experienced any other circumstances that would have resulted in lower incentive awards being paid or given than those actually paid or given. If we were required to restate our financial statements or otherwise adjust indicators on which performance compensation was based, the Compensation Committee and the Board would assess the circumstances and take such action as they believe legally permissible and appropriate.

Benefits

The Company has adopted certain broad-based employee benefit plans in which the Named Officers participate. Benefits under these plans are not included in the compensation tables set forth below except to the extent detailed in Note 2 to the Summary Compensation Table. The Company has also adopted executive officer life insurance plans that are not broadly available to other employees, and the premiums paid by the Company under these plans for the Named Officers are included in the Summary Compensation Table and the table in Note 2 to the Summary Compensation Table.

Severance Protection

The Board and the Compensation Committee generally believe that employment agreements reduce the Company’s flexibility in employment relationships. So it is in the best interest of the Company and its shareholders for all employees, including the Company’s executive officers, to be employed on an at-will basis without employment agreements. However, as an exception to this general rule, the Company has entered into severance protection agreements with each of the Named Officers and with Wanda Totton. Each agreement generally provides the executive officer with a lump-sum cash payment equal to either 210% (for Mr. Ferguson and Mr. Coggins) or 110% (for the other executive officers) of his or her annual compensation in the event he or she is terminated without cause following a change in control of the Company. The agreements are described in more detail below under the heading “Potential Payments on Termination or Change in Control - Employment Agreements and Severance Protection Agreements.”

The Board believes these executive officers are likely to be approached from time to time by potential acquirers of the Company and believes the severance protection provided to these executive officers - who are the most vulnerable to losing their employment in connection with a change of control of the Company - will align their interests with the interests of the Company’s shareholders in situations where a change-of-control is possible by (i) encouraging them to bring contacts from potential acquirers to the attention of the Board to assist the Board in maximizing shareholder value, (ii) keeping them committed to running the Company day-to-day and (iii) increasing their support for any strategic transaction that would be beneficial to shareholders. The Board believes that Mr. Ferguson, our President and CEO, and Mr. Coggins, our Vice President and CFO, are the most vulnerable to being replaced following a change in control, therefore, their severance payments were set at a larger percentage of their annual compensation.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally denies a corporate income tax deduction for annual compensation in excess of $1,000,000 paid to any of the Named Officers. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. Historically, the total annual compensation of each of the Company’s executive officers, including the President and CEO, has been substantially less than $1,000,000, so the effects of Section 162(m) have not been a significant consideration in determining executive compensation.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code generally imposes an excise tax on deferred compensation paid to employees that is not structured to comply with the requirements of Section 409A, which are complex. Section 409A imposes excise tax liability on the employee rather than the employer. However, because the Compensation Committee and the Board believe it would provide a disincentive to employees that would be contrary to the interests of the Company and its shareholders if Company employees had to pay such excise taxes on any deferred compensation they receive from the Company, the Compensation Committee and the Board seek to structure all deferred compensation arrangements so as to avoid the excise tax.

Compensation Decisions for 2008

The Board has increased the Named Officer’s base salaries effective December 1, 2007 to the following amounts:

Name	FY 2008 Base Salary
James D. Ferguson	$281,334
Richard C. Coggins	181,000
Robert E. Ackley	163,250
James R. O’Reagan	152,275
Clyde A. Shew	191,500

Raises for fiscal 2008 were determined using the process described above under the heading “Base Salary.” The Board, on the recommendation of the Compensation Committee, has also set the bonus targets and amounts for the Named Officers under the Bonus Plan for fiscal year 2008 using the procedure described above under the heading “Incentive Compensation - The Management Bonus Plan.” Bonuses will be based solely on the Company’s achievement of operating profit targets.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. As a result, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee and the Board with regard to executive compensation and has recommended to the Board of Directors that it be included in this proxy statement for filing with the SEC.

The Compensation Committee

Thomas F. Grady, Jr.
Thomas D. Henrion
Robert B. Johnston

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

The following table shows the cash compensation paid or accrued by the Company during fiscal year 2007, as well as certain other compensation paid or accrued during the fiscal year, to the Company’s Chief Executive Officer and to each of the four other most highly compensated officers (the “Named Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen-sation ($) (1)	All Other Compen- sation (3)	Total
James D. Ferguson	2007	$263,377	$102,454	$3,474	$66,481	$7,122	$442,908
President & Chief Executive Officer

Richard C. Coggins	2007	170,134	65,890	-	42,755	8,043	286,822
VP & Chief Financial Officer

Robert E. Ackley	2007	156,250	60,223	-	39,078	7,680	263,231
VP - Custom Products

James R. O’Reagan	2007	146,062	56,391	2,334	36,591	6,273	247,651
VP - R&D and Engineering

Clyde A. Shew	2007	179,792	69,732	-	45,248	8,440	303,212
VP - Medical Sales & Marketing

(1)
Portions of payments made under the Company’s Management Bonus Plan in accordance with the operating income targets set when awards were made at the beginning of fiscal year 2007 are shown in the “Non-Equity Incentive Plan Compensation” column above. After the conclusion of fiscal year 2007, the Compensation Committee and the Board determined to exclude the impairment charge related to the safety catheter segment for purposes of determining the level of achievement of Bonus Plan operating income targets in fiscal year 2007 resulting in higher payments. The additional amounts paid as a result of this adjustment are shown in the “Bonus” column above. See “Compensation Disclosure and Analysis - Incentive Compensation - Fiscal Year 2007 Bonuses” above.

(2)
Awards were made pursuant to the Company’s 2000 Restricted Stock Plan. As provided by the plan, the number of shares in each award equals half of the number of shares purchased by the recipient in the open market (excluding the exercise of stock options) during the plan year for that award. Each award vests at a rate of 25% of the restricted shares per year beginning with the end of the plan year to which the award pertains. Once shares vest, they are no longer restricted within the meaning of the plan. Dividends are not paid or accrued on non-vested shares.

(3)
All other compensation includes (i) contributions to the Company’s 401(k) plan by the Company on behalf of the Named Officers to match pre-tax deferral contributions from the Named Officers, all of which are vested, (ii) life insurance premiums for both the term and non-term portions of the premium paid by the Company on behalf of the Named Officers, (iii) payments to cover Medicare income tax liabilities incurred by the Named Officers in connection with the exercise of non-qualified stock options and the vesting of restricted stock awards and (iv) in the case of Mr. Ferguson, payment for tax return preparation services, all as set forth in the following table.

Name	Year	401(k)	Life Insurance	Medicare Taxes on Options and Restricted Stock	Tax Return Preparation	Total
James D. Ferguson	2007	$3,333	$1,145	$1,969	$675	$7,122

Richard C. Coggins	2007	5,534	811	1,698	-	8,043

Robert E. Ackley	2007	5,112	944	1,624	-	7,680

James R. O’Reagan	2007	4,463	1,776	34	-	6,273

Clyde A. Shew	2007	5,223	1,604	1,613	-	8,440

GRANTS OF PLAN-BASED AWARDS

The table below sets forth certain information about fiscal year 2007 awards made under the Company’s Management Bonus Plan.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($) (1)	Maximum ($)
James D. Ferguson	$0	$66,668	(1)

Richard C. Coggins	0	42,875	(1)

Robert E. Ackley	0	39,188	(1)

James R. O’Reagan	0	36,694	(1)

Clyde A. Shew	0	45,375	(1)

(1) Bonuses for fiscal year 2007 were based on the Company’s achievement of operating profit performance in relation to its operating plan. The target amount shown in the table above for each Named Officer equals 25% of the Named Officer’s base salary on the date of his fiscal 2007 salary review, which was December 1, 2006. Under the bonus plan formula, there is no cap on the maximum bonus that can be earned in a fiscal year. Historically, the largest bonuses ever earned were 63.4% of each Named Officer’s base salary. For additional information on the bonus plan, see the discussion above in the Compensation Discussion and Analysis under the heading “Incentive Compensation - The Management Bonus Plan.”

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 29, 2007

The table below lists all outstanding Company stock options held by the Named Officers as of September 29, 2007. There were no outstanding, unvested stock awards as of September 29, 2997 for any of the Named Officers.

	Option Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Ferguson	02/03/98	12,915	-	$5.50	02/03/08
	02/02/00	6,455	-	2.75	02/02/10
	01/31/01	7,751	-	4.20	01/31/11
	02/01/02	5,164	-	4.30	02/01/12
	02/14/03	6,458	-	6.18	02/14/13
	02/11/04	4,519	-	10.52	02/11/14
	02/10/05	3,873	646	9.18	02/10/15
	08/07/06	1,291	2,260	9.67	08/07/16
Sub-total		48,426	2,906

Coggins	02/03/98	7,748	-	5.50	02/03/08
	02/02/00	5,164	-	2.75	02/02/10
	01/31/01	6,459	-	4.20	01/31/11
	02/01/02	3,873	-	4.30	02/01/12
	02/14/03	3,875	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	1,292	1,291	9.67	08/07/16
Sub-total		33,575	1,291

Ackley	02/03/98	6,457	-	5.50	02/03/08
	01/31/01	5,167	-	4.20	01/31/11
	02/01/02	2,582	-	4.30	02/01/12
	02/14/03	3,229	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	1,292	1,291	9.67	08/07/16
Sub-total		23,891	1,291

O'Reagan	06/21/01	12,916	-	3.81	06/21/11
	02/14/03	3,229	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	1,292	1,291	9.67	08/07/16
Sub-total		22,601	1,291

Shew	02/03/98	6,457	-	5.50	02/03/08
	01/31/01	5,167	-	4.20	01/31/11
	02/01/02	3,873	-	4.30	02/01/12
	02/14/03	3,875	-	6.18	02/14/13
	02/11/04	2,582	-	10.52	02/11/14
	02/10/05	2,582	-	9.18	02/10/15
	08/07/06	1,292	1,291	9.67	08/07/16
Sub-total		25,828	1,291

Total		154,321	8,070

Unvested options for all Named Officers except Mr. Ferguson will vest on July 1, 2008. Mr. Ferguson’s 02/10/05 grant will be fully vested on July 1, 2008. His 08/07/06 grant will be fully vested on July 1, 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007

The following table sets forth information with respect to the Company’s Named Officers concerning the exercise of options during the 2007 fiscal year and the vesting of restricted stock awards in fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James D. Ferguson	30,300	$332,261	186	$3,474
Richard C. Coggins	15,000	163,169
Robert E. Ackley	9,300	110,391
James R. O’Reagan	-	-	125	2,334
Clyde A. Shew	12,500	181,360

(1)	The “value realized” on option exercises is determined by subtracting the amount paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date.

(2)	The “value realized” on vesting for restricted stock awards is the market value of the Common Stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements and Severance Protection Agreements

All Span-America employees, including the Named Officers, are employed at will by the Company and do not have employment agreements. The Company has entered into severance protection agreements dated July 25, 2002 (except for Ms. Totton’s agreement, which is dated February 11, 2004) with each of its Named Officers. The agreements provide for a lump sum severance payment of either 110% (for Messrs. Ackley, O’Reagan, Shew, and Ms. Totton) or 210% (for Messrs. Ferguson and Coggins) of each executive’s annual compensation if the executive’s employment is terminated without cause (as defined in the agreements) within one year following a change in control. For purposes of determining the annual amount of an element of compensation that is not fixed, such as a bonus, the annual amount is deemed equal to the average of such component over the three year period immediately prior to termination. An amount equal to 10% of the Named Officer’s base salary at the rate in effect immediately prior to the change in control is deemed to be the value of lost benefits. The agreements also provide for vesting of the executives’ then outstanding options and restricted stock following such termination. The agreements have a rolling term of one year (except for Mr. Ferguson’s and Mr. Coggins’ agreements, which have two-year terms) that automatically extend each day for an additional day without any action by either party. Either party to an agreement may terminate the agreement by written notice to the other. Upon such notice, the agreement will cease to extend automatically and will be terminated one year from the notice date (two years for Mr. Ferguson’s and Mr. Coggins’ agreements).

Under the severance agreements, “change in control” is generally defined as (i) the acquisition by any person of securities representing 35% or more of the combined voting power of the Company’s outstanding voting securities; (ii) during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board, or whose nomination as directors was approved by two-thirds of such persons or successors to such directors who were previously so approved, cease for any reason to constitute a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 51% of the voting power of the surviving entity, (B) a merger or consolidation effected to implement a recapitalization of the Company that meets certain conditions or (C) a plan of complete liquidation of the Company or a sale of substantially all of the Company’s assets; or (iv) the occurrence of any other event that the Board determines affects control of the Company and with respect to which the Board adopts a resolution that such event constitutes a change in control for purposes of the severance agreements.

The severance agreements contain a “golden parachute savings clause” that generally provides that if the Company’s independent accountants determine that severance payments under the agreements would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then the payments will be reduced to the point that they do not constitute “excess parachute payments.” The agreements also provide that the Company must indemnify the Named Officer against any penalties or excise taxes the Named Officer might incur if the payments do cause a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code. The agreements provide that if a Named Officer becomes entitled to receive severance payments in connection with any change in control, then any non-compete between the Named Officer and the Company terminates. The agreements also require the Company to pay reasonable accountant’s, attorney’s and actuary’s fees incurred by a Named Officer in confirming his or her rights under his or her agreement, in enforcing those rights and in responding to a tax audit related to payment of benefits under his or her agreement.

The table below sets forth the severance payments to which the Named Officers would have been entitled had change in control severance payments been determined as of September 29, 2007 and also the death benefit payable under the life insurance policy on the life of each of the Named Officers purchased by the Company had such Named Officer passed away on September 29, 2007.

	Involuntary Termination Change-in-Control at September 29, 2007
Name	Base Salary	Bonus	Lost Benefits	Option Vesting (1)	Total	Life Insurance Death Benefit
James D. Ferguson	$533,340	$103,342	$26,667	$26,485	$689,834	$101,525
Richard C. Coggins	343,000	67,479	17,150	11,625	439,254	106,867
Robert E. Ackley	156,750	57,388	15,675	11,625	241,438	107,883
James R. O’Reagan	146,775	58,394	14,677	11,625	231,471	97,694
Clyde A. Shew	181,500	77,067	18,150	11,625	288,342	99,709
Wanda J. Totton	110,370	43,616	11,037	11,625	176,648	98,095

(1)
The amount shown represents the aggregate amount of the differences between the market value of the Common Stock on September 29, 2007 and the exercise prices of unvested options that would have vested as a result of involuntary termination following a change of control at September 29, 2007.

EQUITY COMPENSATION PLANS

The following table summarizes information regarding our equity compensation plans as of September 29, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	229,513	$6.39	275,950
Equity compensation plans not approved by security holders	0	0	0	(1)
Total	229,513	$6.39	275,950

(1)
Under the Company’s director compensation arrangements, there is no set amount of equity securities authorized for issuance, but the Company currently anticipates issuing approximately 8,500 shares annually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth below is furnished as of the Record Date, with respect to Common Stock owned beneficially or of record by (i) persons known to the Company to be the beneficial owners of more than 5% of the Common Stock as of the Record Date, (ii) each of the directors and nominees individually, (iii) each of the Named Officers included in the compensation table, and (iv) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares shown in the table. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

Amount/Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of class

Beneficial Owners of More Than 5% of the Company’s Common Stock

Jerry Zucker	226,800	(1)	8.2%
16 Buckingham Drive
Charleston, SC 29407

Amount/Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of class

Beneficial Owners of More Than 5% of the Company’s Common Stock (Continued)

Douglas E. Kennemore, M.D.	159,810	(2)	5.8%
117 Rockingham Rd.
Greenville, SC 29607

Bjurman, Barry & Associates	152,200	(3)	5.5%
(George Andrew Bjurman and
Owen Thomas Barry III)
10100 Santa Monica Blvd. Suite 1200
Los Angeles, CA 90067

Santa Monica Partners, LP	150,432	(4)	5.4%
1865 Palmer Avenue
Larchmont, NY 10538

AXA Assurances I.A.R.D. Mutuelle	148,658	(5)	5.4%
AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
AXA, AXA Financial, Inc.,
AXA Konzern AG, and
AXA Rosenberg Investment Management LLC
25, Avenue Matignon
75008 Paris, France

Thomas D. Henrion	141,618	(9)	5.1%
1309 Park Shore Road
La Grange, KY 40031

	Directors and Nominees
Richard C. Coggins	67,575	(6)	2.4%
Robert H. Dick	17,000	(7)	*
James D. Ferguson	88,655	(8)	3.1%
Thomas F. Grady, Jr.	38,595		1.4%
Guy R. Guarch	7,000		*
Thomas D. Henrion	141,618	(9)	5.1%
Robert B. Johnston	230,800	(10)	8.3%
Dan R. Lee	0		*
Linda Norman	2,000		*
Peter S. Nyberg	3,500		*

	Named Officers
James D. Ferguson	88,655	(8)	3.1%
Robert E. Ackley	30,602	(11)	1.1%
Richard C. Coggins	67,575	(6)	2.4%
James R. O’Reagan	25,901	(12)	*
Clyde A. Shew	38,328	(13)	1.4%

Directors and Executive Officers as a Group
All Directors and Executive
Officers of the Company as a Group (16 persons)	743,448	(14)	25.1%

(1)	The amount shown as beneficially owned by Jerry Zucker is based on his Schedule 13D/A filed on December 19, 2003.

(2)	Dr. Kennemore is a former director of the Company who retired from the Board.

(3)
The amount shown is based on a Schedule 13 G/A of Bjurman, Barry & Associates filed on July 25, 2007. The schedule indicates that George Andrew Bjurman and Owen Thomas Barry III, as a result of their ownership in and positions with BB&A, may be deemed to be indirect beneficial owners of the shares held by BB&A.

(4)	The amount shown as beneficially owned by Santa Monica Partners, LP is based on its Schedule 13D/A filed on July 17, 2002.

(5)
The amount shown is based on a Schedule 13F-HR of AXA filed on November 13, 2007 and a Schedule 13G of AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. dated December 31, 2006 and filed on February 13, 2007.  The Schedule 13G indicates that AXA Rosenberg Investment Management LLC and AXA Konzern AG (Germany) are the direct holders of 1,210 shares and 161,058 shares, respectively, and that the Mutuelles AXA, AXA and AXA Financial, Inc. are their parent holding companies. The Schedule 13G also indicates that the AXA entities have sole dispositive power with respect to all of these shares. The later dated Schedule 13F-HR indicates that the total number of shares beneficially owned by the AXA entities has dropped to 148,658 and that they have sole voting power with respect to 55,758 of those shares and no voting power with respect to 92,900 of those shares.

(6)	The amount shown as beneficially owned by Mr. Coggins includes 33,575 shares subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(7)	The amount shown as beneficially owned by Mr. Dick includes 1,000 shares held in an IRA account.

(8)	The amount shown as beneficially owned by Mr. Ferguson includes 48,426 shares subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(9)	The amount shown as beneficially owned by Mr. Henrion includes 5,100 shares owned by his spouse. Mr. Henrion disclaims beneficial ownership with respect to the shares owned by his spouse.

(10)
The amount shown as beneficially owned by Mr. Johnston consists of 4,000 shares owned directly by Mr. Johnston and 226,800 shares owned directly by Mr. Jerry Zucker. Mr. Johnston disclaims beneficial ownership with respect to the shares owned by Mr. Zucker.

(11)	The amount shown as beneficially owned by Mr. Ackley includes 23,891 shares subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(12)	The amount shown as beneficially owned by Mr. O’Reagan includes 22,601 shares subject to options held by Mr. O’Reagan which are exercisable within 60 days of the Record Date.

(13)
The amount shown as beneficially owned by Mr. Shew includes 25,828 shares subject to options held by Mr. Shew which are exercisable within 60 days of the Record Date and 2,400 shares indirectly held by Mr. Shew as custodian for a minor child. Mr. Shew disclaims beneficial ownership with respect to the custodial shares.

(14)
The amount shown as beneficially owned by all directors and executive officers as a group includes 194,995 shares subject to options held by such persons which are exercisable within 60 days of the Record Date.

* Less than one percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 2007 fiscal year, the Company believes that all of its executive officers and directors filed the required reports on a timely basis under Section 16(a) except for Messrs. Herlong, O’Reagan and Shew and Mses. Sitter and Totton who were one day late in filing Form 4’s in connection with the option re-pricing associated with the $5.00 per share special dividend paid in June 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is not aware of any relationships or related party transactions required to be disclosed in this Proxy Statement pursuant to Item 404 of Regulation S-K.

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

Proposals by shareholders for consideration at the 2009 Annual Meeting of Shareholders must be received at the Company’s offices at 70 Commerce Center, Greenville, South Carolina 29615 no later than September 11, 2008 if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2009 Annual Meeting of Shareholders. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.

If shareholders wish to nominate their own candidates for director (as opposed to recommending candidates to be nominated by the Company as described above under the heading “Election of Directors - Director Nominations”), shareholder nominations for directors at the 2009 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on the 30th day prior to the date of the 2009 Annual Meeting and no earlier than the close of business on the 60th day prior to the date of the 2009 Annual Meeting. Other shareholder proposals to be brought before the 2009 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on December 9, 2008 and no earlier than the close of business on November 7, 2008 if any such proposals are to be eligible to be brought up and considered at the annual meeting.

PROXY SOLICITATION

Cost of Solicitation

The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for any actual out-of-pocket expenses they incur in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation. The Company has also engaged Corporate Communications, Inc., in Nashville, Tennessee, to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Banks, Brokers and Other Custodians

Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.

FINANCIAL INFORMATION

The Company’s 2007 Annual Report on Form 10-K containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended September 29, 2007, but excluding exhibits, is being mailed to shareholders with these Proxy Materials. The Company will provide without charge to any shareholder of record as of December 17, 2007, and to each person to whom these Proxy Materials are delivered in connection with the Annual Meeting, who so requests in writing, a copy of such Annual Report on Form 10-K including all exhibits thereto. Any such request should be directed to Span-America Medical Systems, Inc., P.O. Box 5231, Greenville, South Carolina 29606-5231 Attention: Richard C. Coggins.

OTHER MATTERS

Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Richard C. Coggins
Richard C. Coggins Secretary
January 9, 2008
Greenville, South Carolina

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Post Office Box 5231
Greenville, South Carolina 29606-5231

PROXY

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Annual Meeting - February 7, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Span-America Medical Systems, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints JAMES D. FERGUSON and THOMAS D. HENRION, and each of them individually, the attorney of the undersigned with power of substitution, to vote all stock of the Company standing in the name of the undersigned upon all matters at the Company’s Annual Meeting of Shareholders to be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on Thursday, February 7, 2008, at 9:00 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
SPAN-AMERICA MEDICAL SYSTEMS, INC.

February 7, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

ACCOUNT NUMBER

NUMBER OF SHARES

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:

☒

The nominees for director listed below were nominated by the Company’s Board of Directors.

1.	Election of Directors as set forth in the accompanying Proxy Statement (except as marked to the contrary below).

NOMINEES
ڤ	FOR ALL NOMINEES	ڤ	Richard C. Coggins
		ڤ	Thomas F. Grady, Jr.
ڤ	WITHHOLD AUTHORITY	ڤ	Dan R. Lee
FOR ALL NOMINEES

ڤ	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” AND FILL IN THE BOX NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD AS SHOWN HERE ■

2.	At their discretion upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC. AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note
that changes to the registered name(s) on the account may not be                         ☐
submitted via this method.

Signature of Shareholder: _____________________________ Date: ________________
Signature of Shareholder: _____________________________ Date: ________________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.